CONTACTS:	Rodney C. Sacks
Chairman and Chief Executive Officer
(951) 739-6200

Hilton H. Schlosberg
Vice Chairman
(951) 739-6200

Roger S. Pondel / Judy Lin Sfetcu
PondelWilkinson Inc.
(310) 279-5980

HANSEN NATURAL REPORTS FOURTH QUARTER AND

FULL YEAR FINANCIAL RESULTS FOR 2008

-- Fourth Quarter: A Transitional Quarter --

2008 Fourth Quarter Highlights:

•	Profitability impacted by $118.2 million of termination obligations as a result of distributor transitions
•

Revenue comparison impacted by 2007 fourth quarter announcement of price increase for Monster Energy® brand energy drinks in 16 ounce cans and Java Monster™ non-carbonated dairy based coffee drinks, effective January 1, 2008

Corona, CA – February 26, 2009 – Hansen Natural Corporation (NASDAQ:HANS) today reported financial results for the three- and twelve-months ended December 31, 2008. The results for the fourth quarter and full fiscal year were impacted by the transition of certain of the Company’s distribution arrangements to newly appointed distributors, including Coca-Cola bottlers and Anheuser-Busch distributors, and by continuing start-up costs in Europe.

As a result of the distributor transitions, the Company incurred termination obligations amounting to $118.2 million and $0.2 million during the fourth quarters ended December 31, 2008 and 2007, respectively, and $118.1 million and $15.3 million during the years ended December 31, 2008 and 2007, respectively, relating to the termination of certain of its prior distributors. Such termination costs have been expensed in full and are included in operating expenses for the fourth quarters and years ended December 31, 2008 and 2007, respectively.

Pursuant to new distribution agreements entered into with certain distributors, the Company recorded a net amount of $113.3 million in the 2008 fourth quarter, consisting of amounts received or to be received from such distributors relating to the costs of terminating the Company’s prior distributors, compared to $0.1 million payable in the 2007 fourth quarter; and for the years ended December 31, 2008 and 2007, the Company recorded corresponding amounts received or receivable of $113.0 million and $21.0 million, respectively. Such amounts have been accounted for as deferred revenue and will be recognized as revenue ratably over the anticipated life of the respective distribution agreements, generally 20 years. Additionally, in the fourth quarter ended December 31, 2008, the Company recognized $12.8 million of deferred revenue, of which $11.6 million related to the acceleration of deferred revenue balances associated with certain of its prior distributors who were terminated in the fourth quarter of 2008. Deferred revenue recognized in the fourth quarter of 2007 was $0.5 million.

In connection with the Company’s special investigation of stock option grants and granting practices, related litigation and other related matters, the Company incurred/(received) professional service fees, net of insurance proceeds, of ($1.2) million and $9.8 million for the fourth quarter and year ended December 31, 2007. No significant amounts were recorded for the fourth quarter and year ended December 31, 2008.

The following table summarizes the identified items discussed above for the three- and twelve-months ended December 31, 2008 and 2007:

	Three-Months Ended December 31,		Twelve-Months Ended December 31,

Balance Sheet Items (in thousands):	2008	2007	2008	2007

Included in Deferred Revenue:
Amounts received or receivable from certain distributors pursuant to new distribution agreements	$ 113,323	$ (107)	$ 112,963	$ 21,029

Income Statement Items (in thousands):

Included in Net Sales:
Deferred revenue related to termination of prior distributors	$ 12,792	$ 526	$ 14,331	$ 1,916
Included in Operating Expenses:
Termination costs to prior distributors [1]	$ 118,177	$ 244	$ 118,134	$ 15,266
Professional service fees (net of insurance proceeds) associated with the review of stock option grants and granting practices, related litigation and other related matters	$ -	$ (1,240)[2]	$ (202)	$ 9,760[2]

[1] Includes Canada and Mexico
[2]Net of $1.7 million and $2.5 million insurance reimbursements for the fourth quarter and year ended December 31, 2007, respectively

Gross sales for the 2008 fourth quarter increased 4.4 percent to $289.6 million from $277.3 million a year earlier. Net sales for the 2008 fourth quarter increased 3.1 percent to $254.4 million from net sales of $246.6 million in the same quarter last year. Both gross and net sales for the fourth quarter ended December 31, 2007 were positively impacted by a price increase announced during the fourth quarter of 2007 for all Monster Energy® brand energy drinks in 16-ounce cans and our Java Monster™ line of non-carbonated dairy based coffee drinks, effective January 1, 2008. The Company estimates that approximately 7 to 8 percent of gross sales for the 2007 fourth quarter were attributable to purchases made by customers in advance of such price increase.

Gross profit as a percentage of net sales was 54.4 percent for the fourth quarter ended December 31, 2008, compared with 51.0 percent for the 2007 fourth quarter.

Operating expenses for the 2008 fourth quarter increased to $177.6 million from $61.5 million in the same quarter last year. This increase is primarily the result of $118.2 million in termination obligations to prior distributors in the quarter ended December 31, 2008 compared to $0.2 million in the prior 2007 fourth quarter. Excluding the termination obligations, operating expenses for the 2008 fourth quarter would have been $59.5 million.

Distribution costs as a percentage of net sales were 4.9 percent for the fourth quarter of 2008, compared with 5.4 percent in the same quarter last year.

Selling expenses as a percentage of net sales for the 2008 fourth quarter were 10.4 percent, compared with 11.4 percent in the same quarter a year ago. Sponsorship expenditures and merchandise display costs were lower than in the comparable quarter last year.

General and administrative expenses for the 2008 fourth quarter were $138.8 million, which includes $118.2 million in termination obligations to prior distributors, compared with $20.0 million for the comparable quarter last year. Excluding the termination obligations, general and administrative expenses for the 2008 fourth quarter would have been $20.7 million. Stock based compensation (a non-cash item) was $4.1 million in the fourth quarter of 2008, compared with $3.9 million in the prior year period.

Operating loss for the 2008 fourth quarter was ($39.2) million compared to operating income of $64.3 million a year ago and net loss for the fourth quarter of 2008 was ($23.4) million or ($0.25) per diluted share, compared with net income of $45.1 million, or $0.45 per diluted share last year. Both the operating loss and net loss for the 2008 fourth quarter were directly impacted by the termination obligations of $118.2 million to prior distributors. Excluding the termination obligations, operating profit for the 2008 fourth quarter would have been $79.0 million.

Net sales for the Company’s DSD segment were $231.9 million for the 2008 fourth quarter, an increase of approximately 3.5 percent from $224.2 million for the same period in 2007. Both gross and net sales for the 2007 fourth quarter were positively impacted by the announcement in the fourth quarter of 2007 of a price increase for Monster Energy® brand energy drinks in 16 ounce cans and Java Monster™ non-carbonated dairy based coffee drinks, effective January 1, 2008.

Gross sales to customers outside the United States, after the inclusion of sales to certain military customers, were $16.9 million in the 2008 fourth quarter, compared with $15.3 million in the corresponding quarter in 2007.

For the 2008 fiscal year, gross sales increased 15.3 percent to $1,182.9 million from $1,025.8 million a year earlier. Net sales for the year ended December 31, 2008 increased 14.3 percent to $1,033.8 million from $904.5 million a year ago.

Gross profit as a percentage of net sales was 52.1 percent for the year ended December 31, 2008, compared with 51.7 percent for 2007.

Operating expenses for the year ended December 31, 2008, increased to $375.2 million from $237.0 million for 2007. The increase in operating expenses is primarily the result of $118.1 million in termination obligations to prior distributors for the year ended December 31, 2008. Such termination costs were $15.3 million in fiscal 2007. Excluding the termination obligations, operating expenses for the year ended December 31, 2008 would have been $257.1 million.

Operating income decreased 29.2 percent to $163.6 million from $231.0 million a year ago. Net income for the year ended December 31, 2008 decreased 27.7 percent to $108.0 million, or $1.11 per diluted share, compared with $149.4 million, or $1.51 per diluted share, last year. Both operating income and net income for the 2008 fiscal year were directly impacted by the termination obligations of $118.1 million to prior distributors. Excluding the termination obligations, operating income for the year ended December 31, 2008 would have been $281.7 million.

Rodney C. Sacks, chairman and chief executive officer, attributed the record revenues to continued strong sales of Monster Energy® drinks, which grew in excess of the category and achieved further gains in market share. In addition, the Company commenced with the launch of its Monster Hitman™ energy shooters in the fourth quarter of 2008.

“We are gratified with the continued strong performance of the Monster Energy® brand in the current challenging economic environment. We continue to believe that the moderating growth in the energy drink segment appears, in part, to be due to the existing macro economic environment as well as the resulting decline in store traffic and discretionary spending,” added Sacks.

Sacks said that the Company’s realignment of its Monster Energy® distribution arrangements in selected territories of the United States and Canada to Coca-Cola Enterprises, Inc. (“CCE”), other Coca-Cola bottlers and new Anheuser-Busch distributors in the United States and Canada was implemented as planned during the fourth quarter of 2008 and the first quarter of 2009, respectively. Distribution of Monster Energy® brand energy drinks in the United Kingdom by CCE was delayed until January 2009. Distribution of Monster Energy® brand energy drinks in France, Monaco, Belgium, Holland and Luxembourg commenced in February 2009. Distribution of Monster Energy® brand energy drinks in certain regions of Mexico was successfully transitioned to Comercializadora Eloro, S.A., a subsidiary of Grupo Jumex, in the first quarter of 2009. Sacks also noted that the fourth quarter was impacted not only by the accounting treatment for the transitions, but also by operational issues involved with the scale of the changes.

Auction Rate Securities

At December 31, 2008 the Company held auction rate securities with a face value of $112.5 million. The Company determined that an impairment of $14.9 million had occurred at December 31, 2008, of which $14.4 million was deemed temporary and $0.5 million was deemed other than temporary. Included in other comprehensive loss is $5.3 million and $8.7 million net of taxes for the three- and twelve-months ended December 31, 2008. Included in interest and other income, net is $0.5 million for both the three- and twelve-month periods ended December 31, 2008. The auction rate securities will continue to accrue interest at their contractual rates until their respective auctions succeed or they are redeemed.

Investor Conference Call

The Company will host an investor conference call on February 26, 2009 at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time). The conference call will be open to all interested investors through a live audio web broadcast via the internet at www.hansens.com and www.opencompany.info. For those who are not able to listen to the live broadcast, the call will be archived for approximately one year on both websites.

Hansen Natural Corporation

Based in Corona, California, Hansen Natural Corporation markets and distributes Hansen’s® natural sodas, sparkling beverages, apple juice and juice blends, fruit juice smoothies, multi-vitamin juice drinks in aseptic packaging, iced teas, energy drinks, Junior Juice® juices and water beverages, Blue Sky® brand beverages, Monster Energy® brand energy drinks, Monster Hitman™ energy shooters, Java Monster™ brand non-carbonated dairy based coffee drinks, Lost® Energy™ brand energy drinks, Joker Mad Energy™ brand energy drinks and Rumba®, Samba and Tango brand energy juices. For more information visit www.hansens.com and www.monsterenergy.com.

Note Regarding Use of Non-GAAP Measures

Gross sales, although used internally by management as an indicator of operating performance, should not be considered as an alternative to net sales, which is determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”), and should not be used alone as an indicator of operating performance in place of net sales. Additionally, gross sales may not be comparable to similarly titled measures used by other companies as gross sales has been defined by our internal reporting requirements. However, gross sales are used by management to monitor operating performance including sales performance of particular products, salesperson performance, product growth or declines and our overall performance. The use of gross sales allows evaluation of sales performance before the effect of any promotional items, which can mask certain performance issues. Management believes the presentation of gross sales allows a more comprehensive presentation of our operating performance. Gross sales may not be realized in the form of cash receipts as promotional payments and allowances may be deducted from payments received from customers.

Caution Concerning Forward-Looking Statements

Certain statements made in this announcement may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding the expectations of management with respect to our future operating results and other future events including revenues and profitability. Management cautions that these statements are based on management’s current knowledge and expectations and are subject to certain risks and uncertainties, many of which are outside of the control of the Company, that could cause actual results and events to differ materially from the statements made herein. Such risks and uncertainties include, but are not limited to, the following: the current uncertainty and volatility in the national and global economy; actual performance of the parties under the new distribution agreements; potential disruptions arising out of the transition of certain territories to new distributors; changes in sales levels by existing distributors; unanticipated costs incurred in connection with the termination of existing distribution agreements or the transition to new distributors; changes in consumer preferences; changes in demand due to both domestic and international economic conditions; activities and strategies of competitors, including the introduction of new products and competitive pricing and/or marketing of similar products; changes in the price and/or availability of raw materials; other supply issues, including the availability of products and/or suitable production facilities; product distribution and placement decisions by retailers; political, legislative or other governmental actions or events in one or more regions in which we operate. For a more detailed discussion of these and other risks that could affect our operating results, see the Company’s reports filed with the Securities and Exchange Commission. The Company’s actual results could differ materially from those contained in the forward-looking statements. The Company assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

# # #

(tables below)

HANSEN NATURAL CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND OTHER INFORMATION

FOR THE THREE-AND TWELVE-MONTHS ENDED DECEMBER 31, 2008 AND 2007

(In Thousands, Except Per Share Amounts) (Unaudited)

	Three-Months Ended		Twelve-Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
Gross sales, net of discounts and returns*[1]	$ 289,593	$ 277,299	$ 1,182,876	$ 1,025,795

Less: Promotional and other allowances**	35,220	30,661	149,096	121,330

Net sales [1]	254,373	246,638	1,033,780	904,465

Cost of sales	115,948	120,897	494,986	436,452

Gross profit [1]	138,425	125,741	538,794	468,013
Gross profit margin as a percentage of net sales	54.4%	51.0%	52.1%	51.7%

Operating expenses [2,3,4]	177,643	61,467	375,203	237,027
Operating expenses as a percentage of net sales	69.8%	24.9%	36.3%	26.2%

Operating (loss) income [1,2,3]	(39,218)	64,274	163,591	230,986
Operating (loss) income as a percentage of net sales	(15.4%)	26.1%	15.8%	25.5%

Interest and other income, net[4]	1,380	3,331	9,886	8,770

(Loss) income before provision for income taxes [1,2,3]	(37,838)	67,605	173,477	239,756

(Benefit) Provision for income taxes	(14,390)	22,505	65,445	90,350

Net (loss) income	$ (23,448)	$ 45,100	$ 108,032	$ 149,406
Net (loss) income as a percentage of net sales	(9.2%)	18.3%	10.5%	16.5%

Net (loss) income per common share:
Basic	$ (0.25)	$ 0.49	$ 1.17	$ 1.64
Diluted	$ (0.25)	$ 0.45	$ 1.11	$ 1.51

Weighted average number of shares of common stock and common stock equivalents:
Basic	91,518	92,925	92,515	91,178
Diluted	91,518	99,512	97,530	98,874

Case sales (in thousands) (in 192-ounce case equivalents)	23,650	25,657	102,659	98,453
Average net sales price per case	$ 10.76	$ 9.61	$ 10.07	$ 9.19

[1] Includes $12.8 million and $0.5 million for the three-months ended December 31, 2008 and 2007, respectively, and $14.3 million and $1.9 million for the twelve-months ended December 31, 2008 and 2007, respectively, related to the recognition of deferred revenue attributable to new and/or amended distribution agreements entered into with certain distributors.

[2] Includes $118.2 million and $0.2 million for the three-months ended December 31, 2008 and 2007, respectively, and $118.1 million and $15.3 million for the twelve-months ended December 31, 2008 and 2007, respectively, related to the costs associated with terminating existing distributors.

[3] Includes $0.0 million and ($1.2) million for the three-months ended December 31, 2008 and 2007, respectively, and ($0.2) million and $9.8 million for the twelve-months ended December 31, 2008 and 2007, respectively, related to professional service fees, net of insurance proceeds in connection with the Company’s special investigation of stock option grants and granting practices, related litigation and other related matters.

[4] The Company has reclassified $0.3 million of operating expenses for the three-months ended December 31, 2007 in order to conform to the current period presentation.

*Gross sales, although used internally by management as an indicator of operating performance, should not be considered as an alternative to net sales, which is determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”), and should not be used alone as an indicator of operating performance in place of net sales. Additionally, gross sales may not be comparable to similarly titled measures used by other companies as gross sales has been defined by our internal reporting requirements. However, gross sales are used by management to monitor operating performance including sales performance of particular products, salesperson performance, product growth or declines and our overall performance. The use of gross sales allows evaluation of sales performance before the effect of any promotional items, which can mask certain performance issues. Management believes the presentation of gross sales allows a more comprehensive presentation of our operating performance. Gross sales may not be realized in the form of cash receipts as promotional payments and allowances may be deducted from payments received from customers.

** Although the expenditures described in this line item are determined in accordance with GAAP and meet GAAP requirements, the disclosure thereof does not conform with GAAP presentation requirements. Additionally, the presentation of promotional and other allowances may not be comparable to similar items presented by other companies. The presentation of promotional and other allowances facilitates an evaluation of the impact thereof on the determination of net sales and illustrates the spending levels incurred to secure such sales. Promotional and other allowances constitute a material portion of our marketing activities.

HANSEN NATURAL CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2008 AND DECEMBER 31, 2007

(In Thousands, Except Par Value) (Unaudited)

	December 31, 2008	December 31, 2007
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$ 256,801	$ 12,440
Short-term investments	29,145	63,125
Trade accounts receivable, net	45,233	76,123
Distributor receivables	90,722	5,374
Inventories	116,326	98,140
Prepaid expenses and other current assets	8,379	3,755
Prepaid income taxes	4,977	-
Deferred income taxes	9,741	11,192
Total current assets	561,324	270,149

INVESTMENTS	89,567	227,085
PROPERTY AND EQUIPMENT, net	14,389	8,567
DEFERRED INCOME TAXES	65,748	14,006
INTANGIBLES, net	28,365	24,066
OTHER ASSETS	2,444	730
	$ 761,837	$ 544,603

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$ 64,787	$ 56,766
Accrued liabilities	12,524	9,019
Accrued distributor terminations	102,282	4,312
Accrued compensation	6,782	5,827
Current portion of debt	959	663
Income taxes payable	-	6,294
Total current liabilities	187,334	82,881

DEFERRED REVENUE	138,187	39,555

STOCKHOLDERS' EQUITY:
Common stock - $0.005 par value; 120,000 shares authorized; 96,851 shares issued and 90,328 outstanding as of December 31, 2008; 95,849 shares issued and 93,191 outstanding as of December 31, 2007	484	479
Additional paid-in capital	117,106	96,749
Retained earnings	461,680	353,648
Accumulated other comprehensive loss	(10,825)	(47)
Common stock in treasury, at cost; 6,523 and 2,658 shares as of December 31, 2008 and 2007, respectively	(132,129)	(28,662)
Total stockholders' equity	436,316	422,167
	$ 761,837	$ 544,603